EXHIBIT 99.1

NEWS RELEASE
One Park Place, Suite 700 ■ 621 Northwest 53rd Street ■ Boca Raton, Florida 33487 ■ www.thegeogroupinc.com
CR-05-22
THE GEO GROUP, INC. AGREES TO SELL JUVENILE SERVICES
BUSINESS OF CORRECTIONAL SERVICES CORPORATION
•	Sale price of $3.75 million
•	Transaction conditioned on the completion of GEO’s pending acquisition of CSC
Boca Raton, Fla. – September 16, 2005 — The GEO Group, Inc. (NYSE:GGI) (“GEO”) announced today that it has entered into a definitive agreement to sell the juvenile services business of Correctional Services Corporation (“CSC”) to James F. Slattery, the current Chief Executive Officer of CSC, for $3.75 million. The transaction is being structured as a sale of the stock of CSC’s youth services subsidiary, Youth Service International, Inc. (“YSI”), to a newly formed company owned by Mr. Slattery (the “Buyer”). The transaction is conditioned on the completion of GEO’s pending acquisition of CSC, which is currently scheduled to close in October 2005, as well as the satisfaction of other customary conditions.
The definitive agreement provides that the Buyer will be responsible for substantially all of the pre- and post-closing liabilities related to CSC’s juvenile business. In addition, CSC will retain ownership of a 26-acre property in Newport News, Virginia, which used to house one of YSI’s former juvenile facilities.
Capitalink, L.C., which acted as GEO’s financial advisor on the transaction, delivered an opinion to GEO’s board of directors stating that the consideration to be received by GEO is fair, from a financial point of view, to GEO’s shareholders.
George C. Zoley, GEO’s Chief Executive Officer, said: “We are pleased to have reached an agreement to sell CSC’s juvenile services division. Mr. Slattery’s willingness to pay a fair price, and assume the liabilities relating to this business, will allow GEO to accomplish its objective of quickly focusing on the integration of CSC’s adult services business.”
The purchase price for the sale is subject to upward or downward adjustment in the event that certain juvenile services contracts in the name of CSC cannot be assigned to YSI and the Buyer.
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The GEO Group, Inc. (“GEO”) is a world leader in the delivery of correctional and detention management, health and mental health, and other diversified services to federal, state, and local government agencies around the globe. GEO offers a turnkey approach that includes design, construction, financing, and operations. GEO represents government clients in the United States, Australia, South Africa, and Canada with contracts and awards to manage 42 facilities with a total design capacity of approximately 38,500 beds.
This press release contains forward-looking statements regarding future events and future performance of the Company that involve risks and uncertainties that could materially affect actual results, including statements regarding estimated earnings, revenues and costs and our ability to maintain growth and strengthen contract relationships. Factors that could cause actual results to vary from current expectations and forward-looking statements contained in this press release include, but are not limited to: (1) The risk that GEO’s acquisition of Correctional Services Corporation may not be completed; (2) the risk that, even if GEO’s acquisition of Correctional Services Corporation is completed, the sale of Youth Services International, Inc. to the Buyer (as defined above) may not be completed; (3) GEO’s ability to successfully pursue further growth and continue to enhance shareholder value; (4) GEO’s ability to access the capital markets in the future on satisfactory terms or at all; (5) risks associated with GEO’s ability to control operating costs associated with contract start-ups; (6) GEO’s ability to timely open facilities as planned, profitably manage such facilities and successfully integrate such facilities into GEO’s operations without substantial costs; (7) GEO’s ability to win management contracts for which it has submitted proposals and to retain existing management contracts; (8) GEO’s ability to obtain future financing on acceptable terms; (9) GEO’s ability to sustain company-wide occupancy rates at its facilities; and (10) other factors contained in GEO’s Securities and Exchange Commission filings, including the forms 10-K, 10-Q and 8-K reports.
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